Exhibit 99.1

NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
3 University Plaza, suite 405
Hackensack, NJ 07601

CONTACT:	Investor Relations:
Barry Smith
Investor Relations Manager
(973) 428-2004

Monday, November 17, 2015

EMERSON RADIO CORP. REPORTS FISCAL 2016 SECOND QUARTER RESULTS

HACKENSACK, N.J. – November 17, 2015 – Emerson Radio Corp. (NYSE MKT: MSN) today reported financial results for its second quarter and six month period ended September 30, 2015.

Net product sales for the second quarter of fiscal 2016 were $7.8 million, as compared to $12.9 million for the second quarter of fiscal 2015, a decrease of $5.1 million, or 39.5%. The lower year-over-year net product sales were driven by a $4.6 million, or 39.0%, decrease in net sales of houseware products, which was the result of lower year-over-year net sales of microwave ovens, compact refrigerators and wine products, and a $0.4 million, or 46.0% decrease in year-over-year net sales of audio products.

Emerson was informed in November 2015 by one of its key customers that, commencing with the Spring of 2016, this customer will discontinue retailing in its stores the Emerson-branded microwave oven and compact refrigeration products currently sold to this customer by the Company. During fiscal 2015, the six month period of fiscal 2016 and the second quarter of fiscal 2016, net sales of these products by the Company to this customer were approximately $39.5 million, $16.5 million and $3.3 million, respectively, comprising approximately 57.3%, 63.4% and 42.5% of the Company’s total net product sales. The Company currently anticipates that it will continue shipping these products to this customer only through the remainder of the third quarter of fiscal 2016. Emerson anticipates that net product sales for the second half of fiscal 2016 will be negatively impacted by this event and that the first full year impact of this event will be realized by the Company in fiscal 2017, which begins on April 1, 2016. As previously disclosed by the Company, the complete loss of, or significant reduction in, business with either of the Company’s key customers will have a material adverse effect on the Company’s business and results of operations. Accordingly, the loss of the net sales will have a material adverse effect on the Company’s business and results of operations. The Company is analyzing the impacts to its business of this event and is identifying strategic courses of action for consideration. There can be no assurance that the Company will be able to increase sales of such products at levels sufficient to offset the adverse impact of the loss of these products to this customer, if at all.

Licensing revenue for the second quarter of fiscal 2016 was $1.2 million, as compared to $1.4 million in the second quarter of fiscal 2015, a decrease of $0.2 million, or 16.0%, principally due to lower year-over-year sales by the Company’s licensees of Emerson® branded products under license from the Company. The Company expects its licensing revenue for the third quarter and full year of fiscal 2016 to continue to decrease as compared to the third quarter and full year of fiscal 2015, respectively.

As a result of the foregoing factors, net revenues for the second quarter of fiscal 2016 were $8.9 million, a decrease of $5.3 million, or 37.2%, as compared to second quarter fiscal 2015 net revenues of $14.2 million.

Net product sales for the six month period of fiscal 2016 were $26.1 million, as compared to $37.7 million for the six month period of fiscal 2015, a decrease of $11.6 million, or 30.9%. The lower year-over-year net product sales were driven by a $11.0 million, or 30.5%, decrease in net sales of houseware products, which was the result of lower year-over-year net sales of microwave ovens and wine products, and a $0.6 million, or 39.2% decrease in year-over-year net sales of audio products.

Licensing revenue for the six month period of fiscal 2016 was $2.4 million, as compared to $2.5 million in the six month period of fiscal 2015, a decrease of $0.1 million, or 3.9%, principally due to lower year-over-year sales by the Company’s licensees of Emerson® branded products under license from the Company. The Company expects its licensing revenue for the third quarter and full year of fiscal 2016 to continue to decrease as compared to the third quarter and full year of fiscal 2015, respectively.

As a result of the foregoing factors, net revenues for the six month period of fiscal 2016 were $28.5 million, a decrease of $11.7 million, or 29.2%, as compared to six month period of fiscal 2014 net revenues of $40.2 million.

Operating loss for the second quarter of fiscal 2016 was $0.9 million, as compared to operating income of $30,000 for the second quarter of fiscal 2015 due to the lower year-over-year net revenues and higher year-over-year cost of sales as a percentage of sales, partly offset by a $0.2 million year-over-year reduction in SG&A expenses. The cost of sales for the second quarter of fiscal 2015 included a $0.6 million reversal of operating reserves no longer required.

Operating loss for the six month period of fiscal 2016 was $0.7 million, as compared to operating income of $0.8 million for the six month period of fiscal 2015 due to the lower year-over-year net revenues and higher year-over-year cost of sales as a percentage of sales, partly offset by a $0.3 million year-over-year reduction in SG&A expenses. The cost of sales for the six month period of fiscal 2015 included a $0.6 million reversal of operating reserves no longer required.

Net loss for the second quarter of fiscal 2016 was $0.7 million, as compared to net income of $0.1 million for the second quarter of fiscal 2015, due to the fiscal 2016 operating loss. Net loss for the six month period of fiscal 2016 was $0.6 million, as compared to net income of $0.7 million for the six month period of fiscal 2015, due to the fiscal 2016 operating loss. Diluted loss per share for the second quarter of fiscal year 2016 was $.0.03, as compared to $0.00 for the second quarter of fiscal year 2015, a decrease of $0.03 per diluted share. Diluted loss per share for the six month period of fiscal year 2016 was $0.02, as compared to diluted earnings per share of $0.03 for the six month period of fiscal year 2015, a decrease of $0.05 per diluted share.

Duncan Hon, Chief Executive Officer of Emerson Radio, commented “Our second quarter and six month fiscal 2016 net income declined significantly as compared to the prior year due primarily to lower net sales and margins on those product sales, driven by product discontinuations by the Company’s key customers, lower year-over-year retail sell through on existing models and intense competition, including downward pricing pressure, within all of our product categories. We expect these factors, along with the aforementioned sales discontinuation at one of our key customers, to affect our year-over-year comparisons throughout the remainder of fiscal 2016 and beyond, and we expect our licensing revenue during the second half of fiscal 2016 to decline on a year-over-year basis due to lower expected sales of Emerson-branded product by our licenses. The Company is analyzing the impacts to its business of the aforementioned key customer sales discontinuation and identifying strategic courses of action for consideration. The Company continues to seek to implement pricing, product strategy initiatives and licensing opportunities to improve the Company’s results of operations, although there can be no assurance that such initiatives will be successfully implemented or have the desired effects on the Company’s results of operations and financial condition.”

About Emerson Radio Corp.

Emerson Radio Corp. (NYSE MKT: MSN), incorporated in 1994, is headquartered in Hackensack, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s web site at www.emersonradio.com.

Forward Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except earnings per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2015	2014	2015	2014
Net revenues:
Net product sales	$7,780	$12,862	$26,067	$37,704
Licensing revenue	1,163	1,385	2,388	2,486

Net revenues	8,943	14,247	28,455	40,190

Costs and expenses:
Cost of sales	7,546	11,785	24,551	34,194
Other operating costs and expenses	167	127	241	444
Selling, general and administrative expenses	2,081	2,305	4,401	4,731

	9,794	14,217	29,193	39,369

Operating income	(851)	30	(738)	821

Other income:
Interest income, net	39	44	78	109

Income before income taxes	(812)	74	(660)	930
Provision (benefit) for income taxes	(102)	27	(71)	232

Net income	($710)	$47	($589)	$698

Net income per share:
Basic	(0.03)	—	(0.02)	0.03
Diluted	(0.03)	—	(0.02)	0.03

Weighted average shares outstanding:
Basic	27,130	27,130	27,130	27,130
Diluted	27,130	27,130	27,130	27,130

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)

	30-Sep-15	31-Mar-15
ASSETS
Current Assets:
Cash and cash equivalents	$38,316	$43,485
Restricted cash	500	500
Short term investments	10,086	—
Trade accounts receivable, net	3,202	4,275
Royalty receivable	1,306	3,522
Inventory	4,586	4,519
Prepaid purchases	1,336	2,961
Prepaid expenses and other current assets	628	702
Deferred tax assets	1,011	962

Total Current Assets	60,971	60,926
Property, plant, and equipment, net	44	77
Deferred tax assets	1,171	1,058
Other assets	127	102

Total Non-current Assets	1,342	1,237

Total Assets	62,313	62,163

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other current liabilities	2,632	2,137
Due to affiliates	500	500
Income tax payable	1,007	847

Total Current Liabilities	4,139	3,484
Non-current Liabilities:
Long-term income tax payable	565	481

Total Non-current Liabilities	565	481

Total Liabilities	4,704	3,965

Shareholders’ Equity:
Series A Preferred shares — 10,000,000 shares authorized; 3,677 shares issued and outstanding; liquidation preference of $3,677,000	3,310	3,310
Common shares — $0.01 par value, 75,000,000 shares authorized; 52,965,797 shares issued and 27,129,832 shares outstanding at September 30, 2015 and March 31, 2015, respectively	529	529
Additional paid-in capital	79,792	79,792
Accumulated deficit	(1,798)	(1,209)
Treasury stock, at cost (25,835,965 shares)	(24,224)	(24,224)

Total Shareholders’ Equity	57,609	58,198

Total Liabilities and Shareholders’ Equity	62,313	62,163